CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 50 to Registration Statement No. 2-99473 on Form N-1A of our report dated July 28, 2008, relating to the financial statements and financial highlights of BlackRock Florida Municipal Bond Fund (the “Fund”), one of the portfolios constituting BlackRock Multi-State Municipal Series Trust, appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2008. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 26, 2008